Exhibit 10.2

EMPLOYEE MATTERS AGREEMENT

BETWEEN

NOBLE CORPORATION

AND

PARAGON OFFSHORE PLC

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1

ARTICLE II GENERAL PRINCIPLES		6
2.1	Paragon Plans	6
2.2	Noble Plans	8
2.3	Cooperation On Compliance And Information Sharing	8
2.4	Effect of Transactions	10
2.5	Seconded Employees	12
2.6	Reimbursement of Liabilities	12

ARTICLE III DEFINED BENEFIT PLANS		13
3.1	U.S. Plans	13
3.2	Non-U.S. Plans	13

ARTICLE IV DEFINED CONTRIBUTION PLANS		13
4.1	Provisions Governing Assumed And Replicated Plans	13
4.2	Provisions Governing Noble Successor Plans	14
ARTICLE V WELFARE PLANS		14
5.1	Medical Plans	14
5.2	Protective Plans	16
5.3	Adjustment of Liabilities	16

ARTICLE VI OTHER PLANS		17
6.1	Miscellaneous Fringe Benefits And Policies	17
6.2	Other Compensation Arrangements	19

ARTICLE VII EQUITY COMPENSATION		20
7.1	Awards Under Parent 1991 and 1992 Plan	20
7.2	New Paragon Plans	23

ARTICLE VIII CERTAIN TRANSITION AND TAX MATTERS		23
8.1	Transition Services Agreement	23
8.2	Tax Cooperation	23
8.3	Plan Returns	24

ARTICLE IX EMPLOYMENT RELATED MATTERS		24
9.1	Terms Of Paragon Employment	24
9.2	No Employee Third Party Beneficiaries	24
9.3	Employees On Leave Of Absence	24
9.4	Workers’ Compensation	25

ARTICLE X GENERAL PROVISIONS		26
10.1	Effect if Distribution Does Not Occur	26

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10.2	Limitation Of Liability	26
10.3	Relationship Of Parties	26
10.4	Affiliates	27
10.5	Incorporation Of Separation Agreement Provisions	27
10.6	Governing Law	27
10.7	Severability	27
10.8	Amendment	28
10.9	Termination	28
10.10	Conflict	28
10.11	Counterparts	28

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EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT is entered into as of July 31, 2014 between Noble Corporation, an exempted company limited by shares incorporated and existing under the laws of the Cayman Islands (“Noble”), and Paragon Offshore plc, a public limited company registered in England and Wales (“Paragon”). Noble and Paragon are sometimes hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, Noble and Paragon have entered into a Master Separation Agreement, dated on or about the date hereof (as amended, restated or otherwise modified from time to time in accordance with its terms, the “Separation Agreement”);

WHEREAS, Noble and Paragon currently contemplate that Noble Corporation plc, a company incorporated in England and Wales and the parent company of Noble (“Parent”), will distribute all of Paragon’s ordinary shares, nominal value $0.01 per share, as a special dividend to the shareholders of Noble plc on a pro rata basis; and

WHEREAS, pursuant to the Separation Agreement, the Parties have agreed to allocate among them the assets, liabilities and responsibilities with respect to certain employee compensation, benefit plans and programs, and other employment matters in accordance with the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Wherever used in this Agreement, the following terms shall have the meanings indicated below, unless a different meaning is plainly required by the context. In this Agreement, unless the context clearly indicates otherwise, the principles of interpretation set forth in Section 1.2 of the Separation Agreement and construction set forth in Section 7.4 of the Separation Agreement (of which this Agreement is an Ancillary Agreement, as defined therein) shall apply.

“2012 PVRSU Grants” has the meaning set forth in Section 7.1(b)(iii)(2).

“Agreement” means this Employee Matters Agreement, including schedules, and all amendments made hereto from time to time.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement.

“APM” means the employment-related provisions of the Noble Administrative Policy Manual.

“Assumed Plans” means the Noble Plans listed in Schedule 2.1(a) to this Agreement.

“Brazil Services Agreement” means that certain Transition Services Agreement with respect to Brazil entered into by Noble, Paragon and certain affiliates of each of Noble and Paragon, dated on or about the date hereof, as the same may be amended, restated or otherwise modified from time to time in accordance with its terms.

“Cancelled Award” means an award of Parent TVRSUs or the portion of an award of Parent PVRSUs that is cancelled pursuant to Section 7.1(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA, and any similar Law, together with all regulations and proposed regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Continuation Period” means the period from the date Paragon assumes responsibility for any Assumed Plan or Replicated Plan through the last day of the calendar year following the calendar year in which the Distribution Date occurs.

“Dispute” has the meaning set forth in Section 10.6.

“Distribution” has the meaning set forth in the Recitals hereof, as the same is further described in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“DOL” means the United States Department of Labor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“FMLA” means the U.S. Family and Medical Leave Act, as amended.

“Government Authority” has the meaning set forth in the Separation Agreement.

“HIPAA” means the U.S. Health Insurance Portability and Accountability Act of 1996, as it may be amended from time to time.

“IRS” means the United States Internal Revenue Service.

“Law” has the meaning set forth in the Separation Agreement.

“Noble” means Noble Corporation, a company organized under the laws of the Cayman Islands; provided, that references to Noble hereunder shall include, when appropriate, references to Parent.

“Noble 401(k) Plan” means the Noble Drilling Services Inc. 401(k) Savings Plan.

“Noble Business” has the meaning set forth in the Separation Agreement.

“Noble Defined Benefit Listed Plans” means the Noble Plans, if any, described in Schedule 3.2, which constitute non-U.S. defined benefit pension arrangements.

“Noble Defined Contribution Transferor Plans” means the Noble Plans described in Schedule 4.1, which constitute defined contribution pension arrangements, whether qualified for tax purposes or nonqualified.

“Noble Employee” means any individual who is employed in the Noble Business during the relevant time period.

“Noble End of Service Benefits” has the meaning set forth in Section 6.2(b).

“Noble Group” means Parent and each direct or indirect Subsidiary (but only while such Subsidiary is a Subsidiary of Parent) other than any Subsidiary that is a member of the Paragon Group.

“Noble Legacy Compensation Obligation” has the meaning set forth in Section 6.2(a)(ii).

“Noble Seconded Employees” has the meaning set forth in Section 2.5(a).

“Noble Successor Plan” means a plan adopted and maintained by Noble to replicate the benefits under an Assumed Plan for employees who are intended to be Retained Employees, it being understood that a Noble Successor Plan may also be maintained for the benefit of other Noble Employees in addition to any Retained Employees.

“NYSE” means the New York Stock Exchange.

“Paragon” means Paragon Offshore plc, a public limited company registered under the laws of England and Wales. In all such instances in which Paragon is referred to in this Agreement, it shall also be deemed to include a reference to each member of the Paragon Group, unless it specifically provides otherwise; Paragon shall be solely responsible for ensuring that each member of the Paragon Group complies with the applicable terms of this Agreement.

“Paragon 401(k) Plan” means the Replicated Plan that comprises Paragon’s tax-qualified U.S. 401(k) defined contribution plan.

“Paragon Business” has the meaning set forth in the Separation Agreement.

“Paragon Defined Contribution Transferor Plan” means any Assumed Plans for purposes of Section 4.2, which constitute defined contribution pension arrangements, whether qualified for tax purposes or nonqualified.

“Paragon Director Plan” has the meaning set forth in Section 7.2(b).

“Paragon Employee” means any individual who is employed in the Paragon Business during the relevant time period, whether as a Transferred Employee or otherwise.

“Paragon Group” (i) with respect to any pre-Distribution period, means Paragon and each other Subsidiary of Parent that is (or will be) a Subsidiary of Paragon on the Distribution Date and (ii) with respect to any post-Distribution period, has the meaning set forth in the Separation Agreement.

“Paragon LTIP” has the meaning set forth in Section 7.2(a).

“Paragon Price Ratio” means (i) the “regular way” average closing price of a share of Parent stock during the ten (10) trading-day period ending on the Distribution Date to (ii) the average closing price of a share of Paragon stock during the ten (10) trading-day period after the Distribution Date, as reported on the NYSE.

“Paragon PVRSUs” has the meaning set forth in Section 7.1(b)(iii)(2).

“Paragon Seconded Employees” has the meaning set forth in Section 2.5(b).

“Paragon TVRSUs” has the meaning set forth in Section 7.1(b)(ii).

“Parent” means Noble Corporation plc, a public limited company incorporated under the laws of England and Wales.

“Parent 1991 Plan” means the Noble Corporation 1991 Stock Option and Restricted Stock Plan, as amended.

“Parent 1992 Plan” means the Sixth Amended and Restated Noble Corporation 1992 Nonqualified Stock Option and Share Plan for Non-Employee Directors.

“Parent PVRSUs” has the meaning set forth in Section 7.1(b)(iii)(1).

“Parent TVRSUs” has the meaning set forth in Section 7.1(b)(ii).

“Participating Company” means, with respect to a Plan, any Noble Group or Paragon Group member that has been approved for participation in, has accepted participation in, or which is otherwise participating in, such Plan, whether by the terms of such Plan or otherwise.

“Participation Period” has the meaning set forth in Section 5.1(f).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Plan,” depending on the context, may mean any plan, policy, program, payroll practice, arrangement, contract, trust, insurance policy, or any agreement or funding vehicle providing compensation or benefits to employees, former employees or directors of Noble or Paragon or any member of the Noble Group or the Paragon Group. “Plan,” when immediately preceded by “Noble,” means a Plan sponsored by Noble or a member of the Noble Group. When immediately preceded by “Paragon,” “Plan” means a Plan sponsored by Paragon or a member of the Paragon Group.

“Plan Returns” means any return, report, certificate, form or similar statement or document required to be filed with a government agency with respect to an employee benefit plan governed by the ERISA, or a program governed by Section 6039D of the Code.

“Price Ratio” means the ratio of (i) the “regular way with due bills” average closing price of a share of Parent stock during the ten (10) trading-day period ending on the Distribution Date to (ii) the average closing price of a share of Parent stock during the (10) trading-day period after the Distribution Date, as reported on the NYSE.

“PSP” means the Noble Drilling Services Inc. Profit Sharing Plan.

“PVRSUs” means performance-vested restricted stock units.

“SEC” means the United States Securities and Exchange Commission.

“Replicated Compensation Plan” has the meaning set forth in Section 6.2(a).

“Replicated Plan” means any Plan adopted by Paragon in accordance with Section 2.1(b) that shall be substantially similar to the Noble Plan described in the applicable Schedules hereunder.

“Replicated Medical Plans” means a Replicated Plan replicating a Noble Plan described in Schedule 5.1.

“Replicated Protective Plans” means a Replicated Plan replicating a Noble Plan described in Schedule 5.2.

“Replicated Retiree Medical Plan” means a Replicated Plan that provides medical coverage to, or with respect to, retirees.

“Retained Employee” means individuals who are Noble Employees prior to the Distribution and are intended to be retained as employees of the Noble Business for periods on and after the Distribution.

“Separation” has the meaning set forth in the Separation Agreement.

“Separation Agreement” has the meaning set forth in the Recitals.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax Sharing Agreement” means the Tax Sharing Agreement which is identified as an Ancillary Agreement as defined in the Separation Agreement.

“Transferrable Days Off” means paid days off that are earned and unused by Transferred Employees who are offshore workers as of such time that is immediately prior to the Distribution Date.

“Transferred Employee” means, except as otherwise provided in this Agreement, a Noble Employee whose employment is transferred to the Paragon Business effective, generally, as of such time that is on or prior to the Transferred Employee Deadline, regardless of whether such individual is actively employed or on leave of absence, short-term disability, FMLA, vacation or other leave as of the time of such transfer.

“Transferred Employee Deadline” shall mean such time that is immediately prior to the effective time of the Distribution.

“Transition Services Agreement” means the Transition Services Agreement which is identified as an Ancillary Agreement as defined in the Separation Agreement.

“TVRSUs” means time-vested restricted stock units.

ARTICLE II

GENERAL PRINCIPLES

2.1 Paragon Plans.

(a) Noble Plans Assumed by Paragon. The Noble Plans listed in Schedule 2.1(a) to this Agreement shall be assumed as Assumed Plans by Paragon as of the Distribution Date. For all periods on and after such time the Assumed Plans shall be Paragon Plans, under which Paragon shall assume sponsorship, administrative responsibility, and all financial obligations of such plans, it being understood that, except as otherwise described in the notes to Schedule 2.1(a) no additional benefits shall accrue under such plans for Retained Employee services for periods on or after the Distribution Date (and their dependents and beneficiaries, as applicable); provided, that the Assumed Plans relating to Paragon’s Brazil operations shall continue to provide ongoing benefits to the Noble workforce that remains in Brazil following the Distribution Date until the termination of the Brazil Services Agreement; provided, further, that such continued benefits shall be provided at no additional charge pursuant to this Agreement and any charges relating to the provision of such benefits shall be accounted for as part of the payments under the Brazil Services Agreement. Paragon hereby agrees to pay, perform, fulfill and discharge, in due course in full all Liabilities under such Assumed Plans. Any assets held in trust or by insurance companies or otherwise set apart for the benefit of such Assumed Plans shall, to the extent not already segregated, be segregated from such assets of other plans and continue to be held for the benefit of such Assumed Plans. For the avoidance of doubt, (i) the responsibility for maintaining, or otherwise overseeing the service provider that maintains, the funding vehicles for such Assumed Plans shall be transferred to Paragon, and (ii) Paragon and shall also be responsible for maintaining the Assumed Plans as Paragon Plans for the benefit of the Transferred Employees and for the benefit of other individuals (and their dependents and beneficiaries, as applicable) who first become Paragon Employees after the Distribution Date.

(b) New Plans Adopted by Paragon. Effective as of the Distribution Date, Paragon shall adopt new Plans as Replicated Plans as the plan sponsor thereof for the benefit of the Paragon Employees (and their dependents and beneficiaries, as applicable) which, except as otherwise provided in this Agreement or as otherwise agreed to by Noble, are substantially similar to the Noble Plans listed in the applicable Schedules hereunder that are in effect as of the time of the Distribution. For all periods on and after such time the Replicated Plans shall be Paragon Plans, under which Paragon shall sponsor, administer, and be responsible for all financial obligations of such plans for the benefit of the Paragon Employees (and their dependents and beneficiaries, as applicable). Paragon hereby agrees to pay, perform, fulfill and discharge, in due course in full all Liabilities under the Replicated Plans. Any assets held in trust or by insurance companies for the benefit of such Replicated Plans or otherwise set apart for the benefit of such Replicated Plans shall, to the extent not already segregated, be segregated from such assets of other plans and continue to be held for the benefit of such Replicated Plans. For the avoidance of doubt, (i) the responsibility for maintaining, or otherwise overseeing the service provider that maintains, the funding vehicles for such Replicated Plans shall be transferred to Paragon, and (ii) Paragon shall also be responsible for maintaining the Replicated Plans as Paragon Plans for the benefit of the Transferred Employees and for the benefit of other individuals (and their dependents and beneficiaries, as applicable) who first become Paragon Employees after the Distribution Date.

(c) Paragon Obligation to Maintain Plans. Except as otherwise provided in this Agreement or as otherwise agreed to by Noble, Paragon shall continue every Assumed Plan and Replicated Plan in accordance with the terms of such Paragon Plan that are in effect as of the date of its assumption or replication hereunder, as applicable, without significant modification (except as may be required by Law) until, at least, the close of the Continuation Period. After the end the Continuation Period, nothing in this Agreement shall preclude Paragon at any time from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Paragon Plan or any benefit under any Paragon Plan or any trust, insurance policy or funding vehicle related to any Paragon Plan.

(d) Comparable Compensation and Benefits. Except as otherwise provided in this Agreement or as otherwise agreed to by Noble, and for the avoidance of doubt, Paragon initially intends, and shall use commercially reasonable efforts, to maintain the compensation strategy and payroll processes of the Noble Group during the Continuation Period and provide Transferred Employees with compensation opportunities (including salary, wages, allowances, perquisites and bonus opportunities) and fringe benefits (i.e., benefits that are not otherwise provided pursuant to an Assumed Plan or Replicated Plan) that are no less generous, in the aggregate, than such compensation opportunities and fringe benefits that applied to such Transferred Employees immediately prior to the Distribution Date.

2.2 Noble Plans.

(a) Paragon Participation in Noble Plans. Except as otherwise provided in this Agreement or in Schedule 2.2(a), for all periods on and after the Distribution Date, Paragon shall cease to be a Participating Company in, and the Transferred Employees (and their dependents and beneficiaries, as applicable) shall cease to participate in, or otherwise benefit under, the Noble Plans.

(b) Noble’s Obligations under Noble Plans. For all periods after the Distribution Date, the Noble Group or applicable member thereof shall, or shall sponsor, administer, and be responsible for all financial obligations of such Noble Plans for the benefit of any Noble Employee (and their dependents and beneficiaries, as applicable). Noble hereby agrees to pay, perform, fulfill and discharge, in due course in full all Liabilities under the Noble Plans with respect to such Noble Employees (and their dependents and beneficiaries, as applicable); provided, that Noble shall, in accordance with this Agreement, continue to pay claims of Transferred Employees (and their dependents and beneficiaries, as applicable) incurred under such plans prior to the Distribution Date. For the avoidance of doubt, (i) the responsibility for maintaining, or otherwise overseeing the service provider that maintains, the funding vehicles for such Noble Plans shall be retained by Noble, and (ii) Noble shall also be responsible for maintaining the Noble Plans for the benefit of the Noble Employees who are Retained Employees and for the benefit of other individuals (and their dependents and beneficiaries, as applicable) who first become Noble Employees after the Distribution Date.

(c) Noble Replication of Assumed Plans. If any participants in any Plan that is intended to be an Assumed Plan are Retained Employees, Noble shall replicate the benefits to such participants and their beneficiaries under the Assumed Plan either under a new plan or under an existing Noble Plan (in either case, a “Noble Successor Plan”) effective as of the Distribution Date. Such Noble Successor Plan shall provide benefits to such participants and their beneficiaries in the same manner as if the Assumed Plan had continued to be maintained by the Noble Group or applicable member thereof. Notwithstanding the foregoing, the Assumed Plans relating to Paragon’s Brazil operations shall continue to provide ongoing benefits to the Noble workforce that remains in Brazil following the Distribution Date until the termination of the Brazil Services Agreement; provided, that such continued benefits shall be provided at no additional charge pursuant to this Agreement and any charges relating to the provision of such benefits shall be accounted for as part of any payments made under the Brazil Services Agreement.

(d) Noble Plans not Assumed or Replicated by Paragon. The Noble Plans listed in Schedule 2.2(d) shall be retained by the Noble Group, and shall not be assumed or replicated by Paragon, and, for the avoidance of doubt, Paragon shall have no obligation to pay the benefits associated with respect to such Plans.

(e) Noble Obligation to Maintain Plans. Nothing in this Agreement shall prohibit the Noble Group or applicable member thereof from amending, modifying or terminating any Noble Plan at any time within its sole discretion.

2.3 Cooperation On Compliance And Information Sharing.

(a) Information Requests and Sharing; HIPAA. Subject to applicable confidentiality, data protection and other applicable Laws, Noble and Paragon shall provide information (including contact information of representatives of businesses or governmental entities who have a connection with respect to any of the Plans) reasonably requested by the other Party (or its agents and vendors) to enable the requesting Party to administer efficiently and accurately each of its benefit plans and to determine the scope of, as well as fulfill, its obligations under this Agreement. Such information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such information available outside of its normal business hours and premises, it being understood that to the extent a copy of an original document cannot be prepared, no Party shall be under the obligation to provide the original document to the other Party. Any information shared or exchanged pursuant to this Agreement shall also be subject to the confidentiality requirements set forth in the Separation Agreement. On or before the Distribution Date, the Parties shall enter into reciprocal business associate agreements providing for the confidentiality of protected health information in compliance with the requirements of HIPAA, and shall enter into similar arrangements to the extent required under other applicable Law.

(b) Termination of Employment Disclosure Requirements. Paragon acknowledges that certain Transferred Employees may continue participating in or be eligible to earn benefits in connection with the Noble Plans that are listed in Schedule 2.3(b) and that the timing of benefit payments and the effect of applicable Law on such arrangements and payments may be subject to whether such Transferred Employees have incurred a termination of employment with the Paragon Group. To the extent any Transferred Employee participates in the Noble Plans that are listed in Schedule 2.3(b), Paragon shall report in writing on a monthly basis to Noble, and at such other times as reasonably requested by Noble, with respect to disclosing whether such Transferred Employee’s employment or other service with the Paragon Group remains in effect or has been terminated as further described in Schedule 2.3(b).

(c) Reasonable Efforts and Cooperation. Each of the Parties hereto shall use commercially reasonable efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments. During the Continuation Period, each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks consent or approval with respect to or by a Governmental Authority or other applicable regulatory agency, including, but not limited to obtaining a determination letter from the IRS and filing the Form 5500, including any “top-hat” filing or any other Plan Return with the DOL, the IRS or otherwise, as applicable.

(d) Ownership of Employee Information. All records, data and other employee-related information in any form relating to Paragon Employees shall be owned by and the property of the Paragon Group solely to the extent such records pertain to his or her period of service with the Paragon Group during periods on and after the Distribution Date or to the extent such records pertain to his or her participation in a Paragon Plan. For the avoidance of doubt, all records, data and other employee-related information in any form relating to Paragon Employees shall be owned by and the property of the Noble Group, to the extent that such records, data and other information relates to any period that such employee was (i) employed by the Noble Group or (ii) covered under any employee benefit plan sponsored by any member of the Noble Group (to the extent that such records or data relate to such coverage). All records, data and other employee-related information in any form relating to Noble Employees shall be the property of the Noble Group.

(e) Consent Of Third Parties; Third-Party Vendors. If any provision of this Agreement is dependent on the consent of any third party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision in a mutually satisfactory manner. Except as provided below, to the extent any Noble Plan is administered by a third-party vendor, the Parties will cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor and to maintain any pricing discounts or other preferential terms for both Noble and Paragon for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party.

(f) Access To Employees. During the one-year period after the Distribution Date, the Parties shall make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between the Parties) to which any employee, director or Plan of the Noble Group or Paragon Group is a party and which relates to their respective Plans. The Party to whom an employee is made available in accordance with this Section 2.3(f) shall reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.

(g) Effect on Analogous Separation Agreement Provisions. Nothing in this Section 2.3 shall be deemed to limit in any manner a Party’s rights or obligations under Article VII of the Separation Agreement.

2.4 Effect of Transactions.

(a) Effect on Employment. Except as otherwise provided in this Agreement or under applicable Law, the Parties hereto acknowledge and agree the consummation of the transactions contemplated by the Separation Agreement, this Agreement and the other Ancillary Agreements, without more, shall not cause any employee to incur, or otherwise be deemed to have incurred, a termination of employment which entitles such individual to the commencement of benefits under any Noble Plan or Paragon Plan or a change in status which entitles such individual to make different benefits elections, when applicable, under any Noble Plan or Paragon Plan. Furthermore, nothing in the Separation Agreement, this Agreement or the other Ancillary Agreements is intended to confer upon any employee or former employee of Noble, Paragon, or the respective affiliates of either Party any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.

(b) Not A Change In Control. The Parties hereto acknowledge and agree that the transactions contemplated by the Separation Agreement, this Agreement and the other Ancillary Agreements do not constitute a “change in control” or “change of control” or similar event for purposes of any Noble Plan or Paragon Plan.

(c) Annual Limits. Any annual limits on contributions, deferrals or benefits payable that are applicable to any Replicated Plan described in this Agreement shall be applied in the year of the Distribution Date on a combined basis with the applicable Noble Plan being replicated, and the Parties shall cooperate in the establishment of recordkeeping systems and the communication of information to effect the requirements of this Section 2.4(c).

(d) Sections 162(m)/409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), the Parties agree to cooperate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) any supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation constitutes, when appropriate, qualified performance-based compensation for purposes of Section 162(m) of the Code, and (ii) the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a tax under Section 409A of the Code.

(e) Service Credit. Except as specified otherwise in this Agreement or as required by applicable Law, the Assumed Plans, Replicated Plans and the Noble Successor Plans, as applicable, shall recognize service of any Transferred Employee or Retained Employee, as applicable, that was provided for the Noble Group for periods prior to the Distribution Date for purposes of seniority, eligibility, vesting, level of benefits, and benefit accrual to the same extent such service was recognized under the applicable Plan being assumed or replicated hereunder; provided, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits, and this provision shall not be interpreted, to result in a reduction of accrued benefits of any Transferred Employee or Retained Employee. Any applicable “break in service” or “service bridging” rules shall be applied as if the Noble Group and the Paragon Group had not separated and continued to be Participating Companies in a single plan. The Parties shall mutually agree, if necessary, on methods and procedures, including amending the respective Plan documents, to prevent employees from receiving any such duplicative benefits.

(f) Beneficiary Designations, Garnishments and other Elections. Except as otherwise provided under applicable Law, all beneficiary designations, garnishments and provisions therefor (including with respect to any alternate payee or similarly situated individual under any non-U.S. plan), form of payment elections and deferral elections that are in effect with respect to a Transferred Employee or Retained Employee at the time of the Distribution Date with respect to the Noble Plans or otherwise shall continue in full force and effect under the corresponding Assumed Plans, Replicated Plans, Noble Successor Plans or otherwise, as applicable, until such time, if ever, that any such beneficiary designation, garnishment or other election is replaced or revoked by (or with respect to) the applicable Transferred Employee or Retained Employee to whom the beneficiary designation, garnishment or other election relates.

2.5 Seconded Employees.

(a) Noble Seconded Employees. Certain Noble Employees may be, from time to time, leased or seconded to work in the Paragon Business (collectively “Noble Seconded Employees”), it being understood that, except as otherwise provided herein, the terms of any such secondment shall be set forth in a separate agreement. Any such Noble Seconded Employees shall continue to be treated as Noble Employees, and not Paragon Employees, for all purposes, to the extent provided in any applicable leasing or secondment agreement, and as otherwise permitted by Law.

(b) Paragon Seconded Employees. Certain Paragon Employees (including Transferred Employees) may be, from time to time, leased or seconded to work in the Noble Business (“Paragon Seconded Employees”), it being understood that, except as otherwise provided herein, the terms of any such secondment shall be set forth in a separate agreement. Any such Seconded Employees shall continue to be treated as Paragon Employees, and not Noble Employees, for all purposes, to the extent provided in any applicable leasing or secondment agreement, and as otherwise permitted by Law.

2.6 Reimbursement of Liabilities.

(a) Noble Reimbursements from Paragon. From time to time after the Distribution Date and except to the extent a reimbursable amount is described in, or otherwise paid pursuant to, the Transition Services Agreement, Paragon shall promptly reimburse Noble, upon Noble’s reasonable request and the presentation by Noble of an invoice describing in detail the amount and matter relating to, and basis for, reimbursement and such substantiating documentation as Paragon shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by Noble that are expressly required to be reimbursed by Paragon under this Agreement, including but not limited to any expense incurred by Noble for services rendered by a vendor for Paragon’s benefit. Except as otherwise provided in this Agreement, any such request for reimbursement must be made by Noble not later than ninety (90) days after close of the Continuation Period.

(b) Paragon Reimbursements from Noble. From time to time after the Distribution Date, Noble shall promptly reimburse Paragon, upon Paragon’s reasonable request and the presentation by Paragon of an invoice describing in detail the amount and matter relating to, and basis for, the reimbursement and such substantiating documentation as Noble shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by Paragon that are expressly required to be reimbursed by Noble under this Agreement. Except as otherwise provided in this Agreement, any such request for reimbursement must be made by Paragon not later than ninety (90) days after the close of the Continuation Period.

(c) Any amount required to be reimbursed between the Parties hereunder shall be determined on a net-of-tax basis, following the principles of Section 3.6 of the Separation Agreement.

ARTICLE III

DEFINED BENEFIT PLANS

3.1 U.S. Plans. Paragon shall not assume or replicate any U.S. defined benefit pension arrangement (whether qualified for tax purposes or nonqualified) covering Transferred Employees or otherwise be required under Section 2.1(d) to provide any benefit in lieu of the benefits provided to Transferred Employees under any such U.S. defined benefit pension arrangement prior to the Distribution Date, it being understood that the eligibility requirement Section 4.1(c) shall apply with respect to such Transferred Employees who participate in the Replicated Plan that relates to the PSP. Transferred Employees will continue to participate in the U.S. Noble defined benefit pension arrangements (qualified and, as applicable, nonqualified) until the Distribution Date. Notwithstanding any provision herein to the contrary, and subject to applicable Law, Transferred Employees, shall cease to accrue any further benefits under such arrangements, based on compensation or service for periods on or after the Distribution Date and Noble shall take such actions as are necessary to remove or otherwise prevent Paragon from being (or otherwise being deemed as) a Participating Company in such arrangements for periods on or after the Distribution Date.

3.2 Non-U.S. Plans. The Parties agree that the Noble Defined Benefit Listed Plans, if any, listed in Schedule 3.2 shall be replicated as Replicated Plans of Paragon in accordance with this Agreement.

ARTICLE IV

DEFINED CONTRIBUTION PLANS

4.1 Provisions Governing Assumed And Replicated Plans.

The Parties agree that each Noble Defined Contribution Transferor Plan, described in Schedule 4.1, shall be replicated as a Replicated Plan of Paragon in accordance with this Agreement.

(a) The Parties intend that the accounts in any Noble Defined Contribution Transferor Plan that are attributable to a Transferred Employee’s participation therein shall be transferred to the applicable Replicated Plan at such time that is not later than sixty (60) days following the Distribution Date (or such later time as mutually agreed by the Parties) and Paragon shall cause such Replicated Plan to accept such transfer of accounts. To the extent any such accounts are funded and to the extent permitted by applicable Law, Noble shall cause the assets in the applicable Noble Defined Contribution Transferor Plan that are attributable to Transferred Employee participation therein to be transferred in-kind to the applicable Replicated Plan, and Paragon shall cause such Replicated Plan to accept such transfer of assets. The transfer of accounts and assets under this Section 4.1(a) shall be conducted in accordance with applicable Law.

(b) The Paragon 401(k) Plan shall also accept transfers of outstanding loan balances in connection with the transfer of the accounts and assets attributable to Transferred Employee participation in the Noble 401(k) Plan, and Paragon shall adopt payroll processes and other procedures, whether under the Paragon 401(k) Plan, or otherwise, to continue to administer any such outstanding loans with respect to such Paragon Employee. The Parties agree to cooperate during the period prior to any such transfer to adopt withholding and payment procedures to minimize the likelihood of such a plan loan from defaulting before its transfer to, and administration under, the Paragon 401(k) Plan.

(c) In the case of the Replicated Plan that relates to the PSP, (i) at the time of the Distribution Date, Paragon shall expand eligibility to all applicable Paragon Employees (including Transferred Employees), who were previously excluded therefrom by virtue of participating in certain U.S. defined benefit arrangements described in the PSP’s Covered Employee definition, and (ii) Paragon shall be responsible for making contributions to such Replicated Plan for the 2014 plan year with respect to periods of Transferred Employee service with both the Noble Group and the Paragon Group during such year. Noble will reimburse Paragon for any amounts contributed by Paragon to such Replicated Plan in respect of the 2014 plan year to the extent such contributions relate to periods of Transferred Employee service with the Noble Group during the portion of such plan year that precedes the Distribution Date and based on (x) each such Transferred Employee’s rate of pay at such time that is immediately prior to the Distribution Date and (y) the percentage of “Basic Compensation” (within the meaning of the PSP) that is contributed by the applicable Noble Group member to the PSP with respect Noble Employees who participate in the PSP for such plan year.

4.2 Provisions Governing Noble Successor Plans.

The Parties intend that the accounts in any Paragon Defined Contribution Transferor Plan described in Schedule 4.2 that are attributable to a Retained Employee’s participation therein shall be transferred to the applicable Noble Successor Plan at such time that is not later than sixty (60) days following the Distribution Date (or such later time as mutually agreed by the Parties) and Noble shall cause such Noble Successor Plan to accept such transfer of accounts in a manner consistent with the transfer described in Section 4.1.

ARTICLE V

WELFARE PLANS

5.1 Medical Plans.

The Parties agree that the Noble Plans described in Schedule 5.1, which constitute health, dental or vision arrangements, shall be replicated as Replicated Medical Plans of Paragon in accordance with this Agreement.

(a) Terms and Conditions of Replicated Medical Plans. Paragon shall cause all Replicated Medical Plans to (i) waive all limitations as to exclusions and service conditions with respect to participation and coverage requirements applicable to Transferred Employees (and their dependents and beneficiaries), and (ii) waive any waiting period limitations or evidence of insurability requirements that would otherwise be applicable to any of the Transferred Employees (and their dependents and beneficiaries) as of the Distribution Date to the extent such Transferred Employees (and their dependents and beneficiaries) have satisfied any similar limitations under the analogous Noble Plan.

(b) Insurance Premiums and Other Transferred Employee Costs. For periods on and after the Distribution Date until, at least, the close of the Continuation Period, insurance premium costs for participation in the Assumed Plans or Replicated Medical Plans described in Schedule 5.1(b) shall be subsidized by Paragon to the same extent as they had been subsidized by Noble during the period prior to the Distribution Date, such that Transferred Employees shall pay the substantially the same amount for the level of coverage under such Assumed Plans and Replicated Medical Plans as they paid (or would have paid) under the analogous Noble Plan. Deductibles and out of pocket costs incurred under such Noble Plans will count toward the limits under the corresponding Paragon Plans in the year in which any Transferred Employee’s coverage is transferred from such Noble Plans to Paragon Plans.

(c) Retiree Medical. Paragon shall take all actions necessary to ensure that applicable Transferred Employees (and their dependents and beneficiaries) shall be eligible to participate in, and receive benefits under, any retiree medical arrangement of Paragon, which shall be established by Paragon as a Replicated Retiree Medical Plan, on the same basis under which they were eligible to participate in, and receive benefits under, the analogous Noble Plan retiree medical arrangement immediately prior to the Distribution Date, it being understood that the total service with the Noble Group and Paragon Group shall be counted for determining whether the eligibility requirements under the Replicated Retiree Medical Plan are satisfied.

(d) Stop Loss Rate Adjustment. The Parties acknowledge that the stop loss insurance cost per employee under the Noble Plan(s) described in Schedule 5.1(d) shall remain the same for 2014 and be recomputed for 2015, which recomputation shall initially establish (among other things) the 2015 stop loss rates for Paragon Employee participation in the Replicated Medical Plan(s) described in Schedule 5.1(d).

(e) COBRA Beneficiaries. Noble shall continue to be responsible for compliance with the health care continuation coverage requirements of COBRA for any individual entitled to such coverage with respect to the applicable Noble Plans immediately prior to the Distribution Date; provided, that in all events, Paragon (acting directly or through its affiliates) shall assume, or shall have caused any applicable Assumed Plan to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to any individual entitled to such coverage under such Plan immediately prior to the Distribution Date. Paragon acknowledges that it shall be responsible for compliance with the health care continuation coverage requirements of COBRA with respect to Transferred Employees (and their dependents and beneficiaries), including without limitation, Paragon Employees (and their dependents and beneficiaries) who become entitled to such coverage under an Assumed Plan or Replicated Medical Plan on or after the Distribution Date.

5.2 Protective Plans.

The Parties agree that the Noble Plans described in Schedule 5.2, which constitute life insurance, accidental death and dismemberment, business travel accident insurance (or as described in such Schedule as supplemental AD&D), disability and similar Plans, shall be replicated as Replicated Protective Plans of Paragon in accordance with this Agreement.

(a) Terms and Conditions of Replicated Protective Plans. Paragon shall cause all Replicated Protective Plans to (i) waive all limitations as to exclusions and service conditions with respect to participation and coverage requirements applicable to Transferred Employees (and their dependents and beneficiaries), and (ii) waive any waiting period limitations or evidence of insurability requirements that would otherwise be applicable to any of the Transferred Employees (and their dependents and beneficiaries) as of the Distribution Date to the extent such Transferred Employees (and their dependents and beneficiaries) have satisfied any similar limitations under the analogous Noble Plan.

(b) Insurance Premiums and Other Transferred Employee Costs. For the period on and after the Distribution Date and until, at least, the close of the Continuation Period insurance premium costs for participation in the Assumed Plans or Replicated Protective Plans described in Schedule 5.2(b) shall be subsidized by Paragon to the same extent as they had been subsidized by Noble, such that Transferred Employees shall pay the substantially the same amount for the level of coverage under such Assumed Plans and Replicated Medical Plans as they paid (or would have paid) under the analogous Noble Plan. Deductibles and out of pocket costs incurred under such Noble Plans will count toward the limits under the corresponding Paragon Plan in the year in which any Transferred Employee’s coverage is transferred from such Noble Plans to Paragon Plans.

(c) Long-Term Disability Pre-Funding. For the avoidance of doubt, the Parties agree that any reserves or insurance policies that are intended to fund the benefits to participants who commenced receiving or became entitled to receive long-term disability benefits before otherwise becoming Transferred Employees shall be retained by Noble (except in the case of Assumed Plans for which Paragon takes over the liability for these benefits).

(d) Crediting Work Days and Disability Periods. For purposes of administering Paragon Plans that are disability plans, whether as an Assumed Plan or Replicated Plan, periods of Noble active work and Noble disability absence for any Transferred Employee for periods prior to the Distribution Date shall be credited respectively as Paragon work days and Paragon disability absence.

5.3 Adjustment of Liabilities.

(a) Insured Benefits. With respect to employee welfare benefits that are provided through the purchase of insurance, Noble shall cause the applicable Noble Plans to fully perform, pay and discharge each Transferred Employee claim that is incurred prior to the Distribution Date, and Paragon shall cause the Assumed Plans, Replicated Medical Plans, Replicated Protective Plans and any other applicable Paragon Plans to fully perform, pay and discharge all Transferred Employee claims that are incurred on or after the Distribution Date.

(b) Self-Insured Benefits. With respect to employee welfare benefits that are provided on a self-insured basis, (i) Noble (acting directly or through its affiliates) shall fully perform, pay and discharge, under the Noble Plans, all Transferred Employee claims thereunder that are incurred but not paid prior to the Distribution Date, and (ii) Paragon (acting directly or through its affiliates) shall fully perform, pay and discharge, under the Assumed Plans, Replicated Medical Plans, Replicated Protective Plans and any other applicable Paragon Plans, all Transferred Employee claims that are incurred on or after the Distribution Date.

(c) Incurred Claim Definition. For purposes of this Section 5.3, a claim or Liability is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; and (iii) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability.

(d) Claim Experience. Notwithstanding the foregoing, the Parties (acting directly or through their affiliates) shall take any action necessary to ensure that any claims experience under the Noble Plans attributable to the Transferred Employees (and their dependents and beneficiaries) shall be allocated with respect, or otherwise available, to the applicable Paragon Plans, subject to any applicable privacy protection Laws or privacy contracts.

ARTICLE VI

OTHER PLANS

6.1 Miscellaneous Fringe Benefits And Policies.

(a) Administrative Policy Manual and Pay Practices. The APM arrangements and other pay practices of Noble described in Schedule 6.1(a), shall be continued by Paragon until, at least, the close of the Continuation Period, and the Parties agree that the APM shall continue to apply, whenever appropriate, with respect to any drilling rigs owned or operated by a Noble Group member after the Distribution Date.

(b) Payroll System. In the event (and to the extent) that Noble makes a payroll run with respect to any Transferred Employee for the next applicable payroll date following the date on which the Distribution Date occurs, Paragon shall reimburse Noble for the portion of the Transferred Employee’s payroll cost attributable to his or her post-Distribution Date service with the Paragon Group.

(c) Travel Expenses. Travel expenses booked by Noble prior to the Distribution Date for Transferred Employee travel on or after such date shall be paid by Paragon or reimbursed by Paragon to Noble; provided that Paragon shall only pay or reimburse fifty percent (50%) of such expenses to the extent such Transferred Employee is in transit at the time of the Distribution Date.

(d) Travel Leave Program. The July 2014 costs of the Noble travel leave program with respect to individuals who are expected to become Transferred Employees and their qualified dependents shall be allocated to Paragon and Paragon shall be responsible for the payment of such costs. To the extent such costs are paid by Paragon with respect individuals who ultimately do not become Transferred Employees (and their qualified dependents), Noble shall reimburse Paragon for such costs.

(e) Earned Paid Days Off for Offshore Workers. The effect of the Separation on the Noble earned paid days off for offshore workers who are Transferred Employees shall be as follows: (i) all Transferrable Days Off shall be assumed by Paragon as a Paragon Liability; (ii) the Transferrable Days Off shall cease to be a Paragon Liability to the extent the reimbursement payment described in Section 6.1(b) is attributable to the payroll that relates to such Transferrable Days Off, and (iii) for the avoidance of doubt, the assumption of such Transferrable Days Off as a Paragon Liability with respect to the Transferred Employees described herein shall relate to (x) any additional number of Transferrable Days Off that were earned by the performance of additional services during a work rotation period, and (y) any reduced number of Transferrable Days Off that were so reduced due to the performance of reduced services during a work rotation or the use of additional days off outside of a work rotation.

(f) Service Award Program. Noble’s employee service award program shall be continued by Paragon with respect to the Transferred Employees until, at least, the close of the Continuation Period. Service with Noble shall be credited in determining service anniversaries under Paragon’s service program, as continued hereunder.

(g) Employee Referral Program. To the extent an employee who makes the referral under Noble’s employee referral program becomes a Paragon Employee, Paragon shall be responsible for any remaining payments under its referral program (regardless of whether the employee hired under the program becomes a Paragon Employee). To the extent an employee who makes the referral under Noble’s employee referral program remains a Noble Employee, Noble shall be responsible for any remaining payments under its referral program (regardless of whether the employee hired under the program becomes a Paragon Employee).

(h) Expatriate Policies and Practices. With respect to any Transferred Employee on expatriate assignment as of the Distribution Date, Noble’s arrangements and practices with respect to expatriate employee compensation, including, but not limited to such arrangements and practices of paying taxes on behalf of such an expatriate employee, shall be continued by Paragon until, at least, the earlier of the Transferred Employee’s repatriation or the close of the Continuation Period, it being understood that this Section 6.1(h) shall not apply with respect to any Transferred Employee who is not on expatriate assignment as of the Distribution Date.

(i) Training Practices. Training and related expenses (e.g., travel, lodging, etc.) incurred by Noble prior to the Distribution Date in respect of any Transferred Employee training that is to occur on or after such date shall be paid by Paragon or reimbursed by Paragon to Noble, it being understood that Paragon shall pay or reimburse one hundred percent (100%) of such expenses.

6.2 Other Compensation Arrangements.

(a) Short-Term Incentives and Retention. The Parties intend that separate short-term incentive and retention Plans shall be adopted by Paragon as Replicated Plans prior to the Distribution Date in respect of the Noble Plans listed in Schedule 6.2(a) (“Replicated Compensation Plans”) for eligible employees associated with the Paragon Business and shall be maintained by Paragon until, at least, the remaining term that relates to such Plans, it being understood that there shall be no requirement that Paragon continue the Replicated Compensation Plans for any period after the expiration of the remaining term that relates to such Plans.

(i) Effective as of the Distribution Date, Paragon shall assume responsibility for all Liabilities and fully perform, pay and discharge all obligations, when such obligations become due, relating to any Replicated Compensation Plans that any Transferred Employee is eligible to receive with respect to periods of Transferred Employee service during the portion of the 2014 calendar year (and any relevant period thereafter) that occurs on and after July 1, 2014.

(ii) Effective as of the Distribution Date, Noble shall retain, as applicable, responsibility for all Liabilities and fully perform, pay and discharge all obligations relating to any of the Noble Plans listed in Schedule 6.2(a) solely in respect of Transferred Employee service during the portion of the 2014 calendar year that occurs prior to July 1, 2014, based on each such Transferred Employee’s salary and bonus target at such time that is immediately prior to the Distribution Date (“Noble Legacy Compensation Obligation”). Notwithstanding any provision herein to the contrary, the Parties acknowledge that Noble is to calculate short-term incentive awards for eligible Transferred Employees pursuant to the terms of the 2014 Noble Corporation Short-Term Incentive Plan; provided, that the year-end calculated financial and safety goal award factors that apply for Noble Employees will also apply for Transferred Employees, that Paragon is to provide individual achievement factors (ranging from 0% to 100%) as soon as practical once known for eligible employees to be utilized in the award calculation, and that Noble is to issue a payment to Paragon in respect of the Noble Legacy Compensation Obligation on or around February 28, 2015, and Paragon shall be responsible for providing such payment to the eligible Transferred Employees as soon as practicable thereafter.

(b) End of Service Benefit. Paragon shall be responsible for all end of service gratuity obligations for each Transferred Employee whose employment as a Paragon Employee terminates after the Separation. The period of service of the applicable Transferred Employees with Noble and Paragon shall be included in the determination of the amount of such end of service benefits. The anticipated value of any end of service benefits that are attributable to such Transferred Employees’ period of service with Noble for all periods prior to the Distribution Date (“Noble End of Service Benefits”) shall be calculated by Noble within a reasonable time after the Distribution Date and paid from Noble to Paragon promptly thereafter. The calculation of such Noble End of Service Benefits shall be made as if a termination of service occurred on the Distribution Date and end of service benefits were payable upon such deemed termination, without regard to any offset that may otherwise apply with respect to such payment. No true-up payment or other adjustment shall be made between the Parties in the event the anticipated value of such Noble End of Service Benefits differs from the actual amount of such end of service benefits that are attributable to the period of service with Noble for all periods prior to the Distribution Date.

(c) Change of Control Arrangements. The Change of Control Agreements between Noble and the officers that become Transferred Employees, if any, as set forth in Schedule 6.2(c), shall be replaced with agreements between Paragon and such officers effective as of or prior to the Distribution Date, with benefits based on a future change of control of Paragon and guaranteed by Paragon. For all periods on and after the Distribution Date, (i) any Noble Change of Control Agreement that related to any Transferred Employee shall be null and void, and (ii) Noble shall have no Liability with respect to any such Noble Change of Control Agreement (or with respect to any Paragon Change of Control Agreement or other Paragon obligation related thereto, including the obligations of Paragon under this Section 6.2(c)).

(d) Other Employment Agreements. Effective as of the Distribution Date, European Union rank and file employment agreements covering a Transferred Employee or Retained Employee shall, when applicable, be assumed by Paragon or Noble, respectively, or when such an assumption is otherwise necessary but not reasonably practicable, such agreements shall be replaced by Paragon or Noble, as applicable, with substantially similar agreements. Collective bargaining agreements with Noble that relate to Transferred Employees shall be assumed by Paragon or replaced with new agreements with Paragon with respect to such Transferred Employees and Paragon shall be responsible for all Liabilities under such assumed or replaced agreements, whether with respect to Transferred Employees or other Paragon Employees.

ARTICLE VII

EQUITY COMPENSATION

7.1 Awards Under Parent 1991 and 1992 Plan.

(a) Employees Remaining as Noble Employees. Neither the Separation, nor the Distribution shall affect vesting or cause forfeiture of any outstanding award to any employee who continues in the employ of Noble Group. Such outstanding awards shall be adjusted, as of the close of business on the Distribution Date, as follows:

(i) Shares Subject to Awards. The number of shares covered by any such award shall be multiplied by the Price Ratio, with the resulting number of shares rounded down to the nearest whole number.

(ii) Stock Option Exercise Price. The exercise price (as applicable) for any such awards shall be divided by the Price Ratio, with the resulting exercise price rounded to up to the nearest whole cent.

(iii) Adjustment of Performance Terms. With respect to employees continuing in the employ of the Noble Group, the Parent Compensation Committee shall determine the appropriate adjustments, if any, to the performance vesting criteria for performance vested awards outstanding as of the Distribution Date.

(b) Transferred Employees. The Distribution shall affect such outstanding awards as follows:

(i) Stock Options. For Transferred Employees, options that are outstanding under the Parent 1991 Plan as of the Distribution Date shall remain outstanding as Parent options under the Parent 1991 Plan for five (5) years from the Distribution Date or, if less, the remaining term of the options, and the exercise price and number of shares subject to such options shall be adjusted as set forth in paragraph (a) above.

(ii) Time-Vested Restricted Stock Units (TVRSUs). Each award of TVRSUs outstanding under the Parent 1991 Plan as of the Distribution Date (“Parent TVRSUs”) shall be cancelled as a Cancelled Award, Paragon shall grant a new award of TVRSUs that are subject to the Paragon LTIP (“Paragon TVRSUs”) with respect to such Cancelled Award, and the number of shares subject to such Paragon TVRSUs shall be adjusted as set forth in paragraph (c) below.

(iii) Performance-Vested Restricted Stock Units (PVRSUs).

(1)	In the case of a Transferred Employee, each of his or her outstanding awards of PVRSU grants under the Parent 1991 Plan as of the Distribution Date (“Parent PVRSUs”) shall, in part, remain outstanding under the Parent 1991 Plan and shall, in part, be cancelled as a Cancelled Award. The portion of each PVRSU grant that shall be a Cancelled Award is the number of PVRSUs originally granted multiplied by a fraction, the numerator of which is the number of calendar months remaining in the performance period that end after the Distribution Date and the denominator of which is thirty-six (36), the resulting number of shares being rounded up to the nearest whole number; and the remaining portion of such PVRSU grant shall remain outstanding as Parent PVRSUs subject to the following paragraphs. The number of shares that shall relate to such Parent PVRSU grant after the Distribution Date shall be determined in accordance with paragraph (a), above, and shall be subject to the performance condition determined pursuant to paragraph (a), above.

(2)

Paragon shall grant new awards of PVRSUs that are subject to the Paragon LTIP (“Paragon PVRSUs”) with respect to the Parent PVRSUs grants that are Cancelled Awards described in Section 7.2(b)(iii)(1) above; provided, that there shall be no such grants with respect to the Cancelled Awards of Parent PVRSUs that were made in 2012 (“2012 PVRSU Grants”). The number of shares and the performance condition that shall relate to such Paragon PVRSUs shall be determined pursuant to paragraph (c) below. For the avoidance of doubt, the termination of employment provisions in the Parent 1991 Plan shall, when applicable, be deemed to relate to the Transferred Employee’s termination of employment with the Paragon Group.

(3)	In the case of 2012 PVRSU Grants, a bonus, if earned, shall be payable by Paragon with respect to the portion of each such 2012 PVRSU Grant that constitutes a Cancelled Award. If earned, the amount of such bonus shall equal the value of the Noble ordinary shares that would have otherwise been issued with respect to the cancelled portion of such 2012 PVRSU Grant, if the cancelled portion had remained in effect. The form of the bonus may, in Paragon’s discretion, be paid in cash or Paragon ordinary shares. The bonus shall be earned if Noble satisfies the performance metrics that apply to its 2012 PVRSU Grants.

(c) Adjustment of Paragon Awards Granted with respect to Cancelled Awards. Paragon awards that are granted with respect to Cancelled Awards shall have the same vesting dates, exercise periods and other terms and conditions of such Cancelled Awards, subject to the following:

(i) Shares Subject to Awards. The number of shares covered by any such Cancelled Award shall be multiplied by the Paragon Price Ratio, with the resulting number of shares rounded down to the nearest whole number;

(ii) Adjustment of Performance Terms. The performance metrics and peer group for the Paragon PVRSUs that are granted with respect to Cancelled Awards shall be determined in the discretion of the Paragon Compensation Committee.

(d) Dividend Equivalent Matters. To the extent a dividend equivalent payment would have otherwise been paid by Noble after the Distribution Date for the third quarter of 2014 with respect to a Cancelled Award had such Cancelled Award remained in effect, Paragon shall pay a cash bonus to the officer or employee of Paragon who held such Cancelled Award. To the extent the Cancelled Award relates to a 2012 PVRSU Grant, the foregoing cash bonus payment requirement shall also apply to the dividend equivalent payment that would have otherwise been paid by Noble after the Distribution Date for the fourth quarter of 2014 with respect to such Cancelled Award had such Cancelled Award remained in effect. The amount of the bonus payment shall equal the dividend equivalent payment that would have otherwise been paid by Noble with respect to such Cancelled Award, if such Cancelled Award had remained in effect.

(e) 1992 Plan: Neither the Separation, nor the Distribution shall affect the vesting conditions or the period for exercise of any stock option held by a Noble Director pursuant to the Parent 1992 Plan. Such outstanding stock options shall be adjusted, effective as of the close of business on the Distribution Date in accordance with the method described in Sections 7.1(a)(i) and (ii).

7.2 New Paragon Plans.

(a) Long-Term Incentive Plan. Paragon shall prepare its own form of equity incentive plan (“Paragon LTIP”) to provide for (among other things) the granting and administration of any new Paragon awards for periods on and after the Distribution Date, it being understood that there shall be no requirement that the Paragon LTIP be substantially similar to the Parent 1991 Plan or that any new award issued thereunder (other than awards that are granted with respect to any Cancelled Award) be substantially similar in form, amount or value to any award under the Parent 1991 Plan.

(b) Director Plan. Paragon shall prepare its own form of plan (“Paragon Director Plan”) to provide for equity and other compensation for its outside directors for periods on and after the Distribution Date, it being understood that there shall be no requirement that the Paragon Director Plan be substantially similar to the Parent 1992 Plan or any other form of Parent equity plan, or that any new award issued thereunder be substantially similar in form, amount or value to any award under the Parent 1992 Plan or any other form of Parent equity plan.

(c) Approval As Sole Stockholder. The Paragon LTIP and Paragon Director Plan adopted by Paragon in accordance with Sections 7.2(a) and (b) of this Agreement shall be approved prior to the Distribution Date by the then applicable member of the Noble Group as Paragon’s sole shareholder.

ARTICLE VIII

CERTAIN TRANSITION AND TAX MATTERS

8.1 Services Agreements. On or about the date hereof, Noble and Paragon shall enter into the Transition Services Agreement and Brazil Services Agreement covering the provisions of various services to be provided between Noble and Paragon. The provisions of this Agreement shall be subject to the provisions of such Transition Services Agreement and Brazil Services Agreement and to the extent that any provision in this Agreement is inconsistent with a provision in the Transition Services Agreement or Brazil Services Agreement the provision in the Transition Services Agreement or Brazil Services Agreement shall control.

8.2 Tax Cooperation. In connection with the interpretation and administration of this Agreement, the Parties shall take into account the agreements and policies established pursuant to the Separation Agreement and the Tax Sharing Agreement. Notwithstanding any provision the Separation Agreement or the Tax Sharing Agreement to the contrary, the Parties hereby agree to cooperate for purposes of utilizing, when appropriate, the procedure for United States employment tax withholding and reporting as provided Rev. Proc. 2004-53, I.R.B. 2004-35 such that, Paragon will generally provide a single 2014 Form W-2 to each applicable Transferred Employee in respect of his or her 2014 compensation from Noble International Limited and Paragon Offshore International Limited (due to Noble International Limited’s name change to Paragon Offshore International Limited as of the Distribution and its unchanged federal employer identification number for periods on and after the Distribution). Any tax notices received by Paragon that relate to a period on or prior to the Distribution Date with respect to Noble International Limited or Paragon Offshore International Limited shall be sent to Noble for resolution, it being understood that such notice shall be sent (for resolution) electronically to payrollcorporate@noblecorp.com on the day it is received by Paragon.

8.3 Plan Returns. Plan Returns shall be filed or caused to be filed by (and the responsibility of) Noble with respect to Noble Plans and by (and the responsibility of) Paragon with respect to Paragon Plans, it being understood that the principles of Section 2.3(c) shall apply during the Continuation Period.

ARTICLE IX

EMPLOYMENT RELATED MATTERS

9.1 Terms Of Paragon Employment. Each of the Parties agrees to execute, and to seek to have the applicable employees execute, such documentation as may be necessary to reflect their transfer to the Paragon Group, including but not limited to, agreements regarding confidential information and proprietary developments in a form approved by Paragon. For the avoidance of doubt, to the extent such employee is not transferred to the Paragon Group prior to the close of the Transferred Employee Deadline, such employee shall not be treated as a Transferred Employee for purposes of this Agreement.

9.2 No Employee Third Party Beneficiaries. Notwithstanding anything herein to the contrary, no provision of this Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any Paragon Employee or Noble Employee or former employee. For the avoidance of doubt, nothing in this Agreement shall create any obligation on the part of any member of the Noble Group or the Paragon Group to continue the employment of any employee for any period following the date of this Agreement or to change the employment status of any employee from “at will,” to the extent such employee is an “at will” employee under applicable Law.

9.3 Employees On Leave Of Absence. Paragon hereby acknowledges that Paragon shall be solely responsible for administering leaves of absence and complying with all applicable Law relating to leaves of absence with respect to Paragon Employees for all periods on and after the Distribution Date. During the Continuation Period, Paragon shall honor all terms and conditions of leaves of absence that have been granted by Noble to any individual who becomes a Transferred Employee under a Noble leave of absence program or FMLA or other applicable Law regarding leave of absence that is applicable to such individual immediately prior to the Distribution Date, including such leaves that are to commence after the individual’s employment is transferred to the Paragon Business.

9.4 Workers’ Compensation.

(a) In General. Effective as of the Distribution Date, Paragon shall assume all Liabilities relating to, arising out of, or resulting from any workers’ compensation claim by a Transferred Employee that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, before, on or after the Distribution Date. If Paragon is unable to assume any such Liability (or any portion thereof) or the administration of any such claim because of the operation of applicable Law or for any other reason, Noble shall retain such Liability and Paragon shall reimburse and otherwise fully indemnify Noble for such Liability, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen. Similarly, as of the Distribution Date, Noble shall assume all Liabilities relating to, arising out of, or resulting from any workers’ compensation claim by a Retained Employee that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, before, on or after the Distribution Date. If Noble is unable to assume any such Liability (or any portion thereof) or the administration of any such claim because of the operation of applicable Law or for any other reason, Paragon shall retain such Liability and Noble shall reimburse and otherwise fully indemnify Paragon for such Liability, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen.

(b) Jones Act Matters. Effective as of the Distribution Date, Paragon shall assume all Liabilities relating to, arising out of, or resulting from any claim by a Transferred Employee pursuant to the Merchant Marine Act of 1920 that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, before, on or after the Distribution Date. If Paragon is unable to assume any such Liability (or any portion thereof) or the administration of any such claim because of the operation of applicable Law or for any other reason, Noble shall retain such Liability and Paragon shall reimburse and otherwise fully indemnify Noble for such Liability, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen. Similarly, as of the Distribution Date, Noble shall assume all Liabilities relating to, arising out of, or resulting from any claim by a Retained Employee pursuant to the Merchant Marine Act of 1920 that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, before, on or after the Distribution Date. If Noble is unable to assume any such Liability (or any portion thereof) or the administration of any such claim because of the operation of applicable Law or for any other reason, Paragon shall retain such Liability and Noble shall reimburse and otherwise fully indemnify Paragon for such Liability, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen.

(c) Miscellaneous Matters. The Parties shall cooperate in good faith with respect to the notification to appropriate governmental agencies of the Distribution and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

ARTICLE X

GENERAL PROVISIONS

10.1 Effect if Distribution Does Not Occur. Subject to Section 10.8, if the Distribution does not occur, then all actions and events that are, under this Agreement, to be taken or occur effective as of the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed by the parties.

10.2 Limitation Of Liability.

(a) In General. To the extent that Noble or any member of the Noble Group provides services under this Agreement to Paragon, and such services are not otherwise addressed in the Transition Services Agreement, such services shall be performed with the same general degree of care as when performed within the Noble Group. EXCEPT AS EXPRESSLY SET FORTH IN PARAGRAPH (B), BELOW, PARAGON HEREBY EXPRESSLY WAIVES ANY RIGHT PARAGON MAY OTHERWISE HAVE FOR ANY LOSSES, TO ENFORCE SPECIFIC PERFORMANCE OR TO PURSUE ANY OTHER REMEDY AVAILABLE IN CONTRACT, AT LAW, OR IN EQUITY IN THE EVENT OF ANY NON-PERFORMANCE, INADEQUATE PERFORMANCE, FAULTY PERFORMANCE OR OTHER FAILURE OR BREACH BY NOBLE OR ANY MEMBER OF THE NOBLE GROUP UNDER OR RELATING TO THIS AGREEMENT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR GROSS NEGLIGENCE OF NOBLE OR ANY MEMBER OF THE NOBLE GROUP OR ANY OTHER PERSON OR ENTITY INVOLVED IN THE PROVISION OF SERVICES AND WHETHER DAMAGES ARE ASSERTED IN CONTRACT OR TORT, UNDER FEDERAL, STATE OR FOREIGN LAWS OR OTHER STATUTE OR OTHERWISE.

(b) Noble Indemnity for Latent Non-Compliance. To the extent that any of the Assumed Plans or Replicated Plans may contain terms or conditions that are non-compliant with applicable Law, Noble shall indemnify Paragon for any material consequential costs that exceed $50,000, and which could not reasonably be avoided by Paragon (for example, by Plan amendment) after the noncompliance was first made known to Paragon, by Noble or otherwise. As a condition of any such obligation to provide indemnity, Paragon must: (a) notify Noble within 60 days of its knowledge of any notice of a noncompliant provision in any Plan; and (b) provide Noble with an opportunity to defend or participate in the defense of any claim for of noncompliance that could give rise to an indemnifiable cost. For purposes of the foregoing indemnity, a Plan provision that is noncompliant based on a change in Law or a clarification in Law that was promulgated after the Distribution Date shall not considered noncompliant if it was based on a reasonable interpretation of the Law prior to the Distribution Date.

10.3 Relationship Of Parties. Nothing in this Agreement shall be deemed or construed as creating a fiduciary relationship, a relationship of principal and agent, partnership or joint venture between the parties, the understanding and agreement being that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship set forth herein. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, including any Noble Employee, Paragon Employee or Transferred Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.4 Affiliates. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by each of their affiliates, respectively.

10.5 Incorporation Of Separation Agreement Provisions. The provisions of Sections 3.13 (Limitation of Liability), 7.4 (Notices) 7.6 (Binding Effect; Assignment), 7.9 (Failure of Indulgence Not Waiver; Remedies Cumulative), 7.11 (Authority) and 7.12 (Specific Performance) of the Separation Agreement are hereby incorporated by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 10.5 to an “Article” or a “Section” shall mean Articles or Sections of the Separation Agreement, and, except as expressly set forth herein, references in the material incorporated herein by reference shall be references to the Separation Agreement).

10.6 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereof that would result in the application of the laws of any other jurisdiction. The procedures for discussion, negotiation and arbitration set forth in Article VI of the Separation Agreement shall apply to any dispute, controversy or claim (whether sounding in contract, tort or otherwise) that arises out of or relates to, this Agreement any alleged breach hereof, or the transactions contemplated hereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the date hereof), the construction, interpretation, enforcement or validity hereof or thereof (a “Dispute”). Each Party agrees on behalf of itself and the respective members of the Noble Group or Paragon Group, as applicable, that the procedures set forth in Article VI of the Separation Agreement shall be the sole and exclusive remedy in connection with any Dispute and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as set forth in Section 5.1 of the Separation Agreement. Each Party on behalf of itself and the respective members of the Noble Group or Paragon Group, as applicable, irrevocably waives any right to any trial by jury with respect to any Dispute to which this Section 10.6 applies.

10.7 Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.8 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties.

10.9 Termination. This Agreement may be terminated at any time after the Distribution Date by mutual consent of Noble and Paragon. In the event of termination pursuant to this Section, no party shall have any liability of any kind under this Agreement to the other party.

10.10 Conflict. This Agreement, together with the Separation Agreement, the Ancillary Agreements, and the Schedules referenced or attached hereto and thereto, constitutes the entire agreement and understanding between Noble and Paragon with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. The foregoing notwithstanding, the provisions of this Agreement shall be subject to the provisions of such Transition Services Agreement and Brazil Services Agreement and to the extent that any provision in this Agreement is inconsistent with a provision in the Transition Services Agreement or Brazil Services Agreement, such provision in the Transition Services Agreement or Brazil Services Agreement shall control.

10.11 Counterparts. This Agreement, including Schedules hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date set forth above.

NOBLE CORPORATION

By:	/s/ David W. Williams
Name:	David W. Williams
Title:	President and Chief Executive Officer

PARAGON OFFSHORE PLC

By:	/s/ Steven A. Manz
Name:	Steven A. Manz
Title:	Senior Vice President and Chief Financial Officer